Exhibit 11.1

Statements of Computation of Basic and Diluted Net Loss Per Share
(dollars in thousands, except per share amounts)
(unaudited)

	Three Months Ended
	June 30,
	2005	2004
Loss applicable to common stockholders	$(3,082)	$(6,832)

Basic and diluted:
Weighted average shares of common stock
outstanding	233,620,817	144,123,600
Weighted average shares used in computing basic and diluted net loss per share	233,620,817	144,123,600
Basic and diluted net loss per share	$(0.01)	$(0.05)

	Six Months Ended
	June 30,
	2005	2004
Loss applicable to common stockholders	$(6,584)	$(17,837)

Basic and diluted:
Weighted average shares of common stock
outstanding	233,620,486	140,291,576
Weighted average shares used in computing basic and diluted net loss per share	233,620,486	140,291,576
Basic and diluted net loss per share	$(0.03)	$(0.13)

THIS EXHIBIT CONTAINS SUMMARY FINANCIAL INFORMATION EXTRACTED FROM DSL.NET, INC.'S QUARTERLY REPORT ON FORM 10-Q FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2005 AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH REPORT.